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                       LOAN AND SECURITY AGREEMENT
                        ---------------------------



     This Loan and Security Agreement dated as of October 17, 1994 is entered into by and between Congress Financial Corporation (Southwest), a Texas corporation ("Lender") and Eljer Manufacturing, Inc., a Delaware corporation ("Borrower").


                           W I T N E S S E T H:

    WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.   DEFINITIONS


     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code as adopted in the State of Texas shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower, Parent and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Any Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with
Section 11.3 or cured in a manner satisfactory to Lender as determined in good faith. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods (other than Equipment) sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance, provided, that, the term "Accounts" shall not include rights of Borrower to payment (a) from Affiliates for services rendered by Borrower to such Affiliates in the ordinary course of the business of Borrower or (b) for goods sold or otherwise disposed of as part of the sale or other disposition of a division of Borrower or of the assets constituting a facility of Borrower.

      1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-hundredth (1/100) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

      1.3 "Affiliate" shall mean, as to any Person, a Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, or (b) that directly or beneficially owns or holds ten (10%) percent or more of any class of the voting stock (or in the case of a Person which is not a corporation, ten (10%) percent or more of the voting interest) of such Person, or (c) ten (10%) percent or more of whose voting stock (or in the case of a Person which is not a corporation, ten (10%) percent or more of the voting interest) is owned directly or beneficially held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

      1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, (i) do or are reasonably likely to adversely affect either (A) the Collateral or any other property which is security for the Obligations or its value or (B) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (ii) have a reasonable likelihood of adversely affecting the business or assets of Borrower or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default and (d) in amounts accrued at any time and from time to time in respect of volume rebates offered to account debtors.
The amount of any Availability Reserves established by Lender shall have a reasonable relationship as determined by Lender to the matter which is the basis for it. Nothing set forth in this Section 1.4 shall give Lender the right to establish an Availability Reserve solely and exclusively as a result of the financial condition of U.S. Brass.

      1.5 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

      1.6 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit A hereto, as such form may from time to time be modified by Lender, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrower acceptable to Lender and delivered to Lender.

      1.7 "Business Day" shall mean (a) for the Prime Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, and (b) for all Eurodollar Rate Loans, any such day as described in (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

      1.8 "Canadian Dollars" shall mean legal tender according to the laws of Canada.

      1.9 "Capital Leases" shall mean any lease of any property (whether real, personal or mixed) which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of the lessee.

      1.10 "Capital Stock" shall mean any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

      1.11 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.12 "Collateral" shall have the meaning set forth in Section 5 hereof.

      1.13 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b) such Accounts are not unpaid more than sixty (60) days after the original due date thereof but in no event are not unpaid more than two hundred ten (210) days after the original invoice date for them;

          (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

          (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

          (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time, promptly upon Lender's request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office is located and take or cause to be taken such other and further actions as Lender may request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable laws of the Province of Canada) or, at Lender's option, if the chief executive office of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the pledge or assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or
(iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine); provided, that in no event shall Accounts of an account debtor with its chief executive office in Europe be Eligible Accounts;

          (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (g) the account debtor with respect to any such Account has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (except to the extent the account debtor engages in transactions which may give rise to a right of setoff, the portion of the Accounts of an account debtor in excess of the amount at any time and from time to time owing by Borrower to such account debtor may be deemed an Eligible Account);

          (h)  there are no facts, events or occurrences which would
(i) impair the validity, enforceability or collectability of such Accounts,
(ii) reduce the amount payable in respect thereof or (iii) delay payment thereunder to more than two hundred ten (210) days after the original invoice date thereof;

          (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

          (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or an Affiliate of Borrower or Parent directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

          (k) the account debtor with respect to any such Account is not Canada, any Province of Canada, any other foreign government, the United States of America, or any State, political subdivision, department, agency, instrumentality or other Governmental Agency thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

          (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which in the good faith determination of Lender have a reasonable likelihood of resulting in any material adverse change in any such account debtor's financial condition;

          (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty (20%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

          (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days past the original due date thereof, but in any event no more than two hundred ten (210) days after the date of the original invoice for them, which together constitute more than fifty (50%) percent of the total Accounts of such account debtor;

          (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender in good faith from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

          (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender in good faith.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith based on some event, condition or other circumstance arising after the date hereof which affects or has a reasonable likelihood of affecting the Accounts in the good faith determination of Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

      1.14 "Environmental Laws" shall mean all Federal, State, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

      1.15 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

      1.16 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

      1.17 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.18 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.19 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

      1.20 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.21 "Excess Availability" shall mean the amount calculated at any time, equal to: (a) the lesser of (i) the amount of the Loans available to Borrower as of such time based on the applicable lending formula (presently eighty-five (85%) percent) multiplied by the Net Amount of Eligible Accounts, subject to the sublimits and Availability Reserves from time to time established by Lender hereunder, and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus
(ii) the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time.

      1.22 "Existing Letters of Credit" shall mean, individually and collectively, the letters of credit issued by Texas Commerce Bank for the account of Borrower and/or Parent prior to the date hereof payable to the beneficiaries thereof in the amounts and with the maturity dates described on
Schedule 1.22 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.23 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any of its Affiliates in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.24 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied.

      1.25 "Governmental Agency" shall mean the government of any country or any province or state thereof, or a local municipality, or political subdivision of any country, province or state, or local municipality, or any body, department, authority, agency, public corporation or instrumentality of any of the foregoing.

     1.26 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

      1.27 "Indebtedness" shall mean with respect to any Person any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith), (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases, (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this Section 1.27 of another Person, including, without limitation, any such Indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received, (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person, (f) all reimbursement obligations and other liabilities of such Person with respect to letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account, (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this Section 1.27 which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance upon interest on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time, and (h) all obligations, liabilities and indebtedness of such Person (marked to market) in respect of interest rate exchange contracts and foreign currency exchange agreements.

      1.28 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.29 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one (1%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of three (3%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days (or if Lender and Borrower from time to time agree, two (2) Business Days) after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, the Interest Rate shall mean, at Lender's option, the rate of three (3%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and five and one-half (5-1/2%) percent per annum in excess of the applicable Adjusted Eurodollar Rate as to Eurodollar Rate Loans, (a) (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower) and (ii) for the period on and after the date one (1) day after written notice by Lender to Borrower of Lender's intention to charge such rate after the occurrence of any Event of Default pursuant to Section 10.1(a)(i), 10.1(a)(ii) as a result of the failure to comply with Section 9.8 or
Section 10.1(b) or five (5) days after written notice by Lender to Borrower of Lender's intention to charge such rate after the occurrence of any other Event of Default, and in any case for so long as such Event of Default is continuing, and (b) on the amount of the outstanding Loans in excess of the amounts available to Borrower under Section 2, if any (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

      1.30 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

      1.31 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

      1.32 "Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.33 "Maximum Credit" shall mean the amount of $35,000,000.

     1.34 "Maximum Legal Rate" shall mean the maximum rate of interest permitted to be charged by Lender to Borrower by applicable Federal or State law as in effect from time to time. In the event that Texas Revised Civil Statutes Annotated article 5069-1.04 provides for a ceiling on the rate of interest, such ceiling shall be the indicated rate ceiling.

      1.35 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.36 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement, the other Financing Agreements or by operation of law, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, and secured or unsecured.

     1.37 "Parent" shall mean Eljer Industries, Inc., a Delaware corporation, and its successors and assigns.

     1.38 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

     1.39 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects "S" corporation status under the Internal Revenue Code of 1986, as amended), limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.40 "Prime Rate" shall mean the rate from time to time publicly announced by Philadelphia National Bank, incorporated as CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

      1.41 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

     1.42 "Receivables" shall mean all present and future indebtedness owed to Borrower, whether constituting an Account, chattel paper, instrument or general intangible, arising from the sale or other disposition of goods (other than Equipment) or the rendering of services by Borrower; provided, that, the term "Receivables" shall not include rights of Borrower to payment (a) from Affiliates for services rendered by Borrower to such Affiliates in the ordinary course of business of Borrower or (b) for goods sold or otherwise disposed of as part of the sale or other disposition of a division of Borrower or of the assets constituting a facility of Borrower.

      1.43 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, lists of account debtors, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.44 "Reference Bank" shall mean Philadelphia National Bank, incorporated as CoreStates Bank, N.A., or such other bank as Lender may from time to time designate.

     1.45 "Refinancing Indebtedness" shall have the meaning set forth in
Section 9.9 hereof.

     1.46 "Subsidiary" or "subsidiary" shall mean any corporation, association or organization, active or inactive, as to which more than fifty (50%) percent of the outstanding voting stock or shares or interests shall now or hereafter be owned or controlled, directly or indirectly, by Borrower, Parent, any Subsidiary of Borrower or Parent, or any Subsidiary of such Subsidiary.

     1.47 "Term Loan Agent" shall mean NationsBank of Texas, N.A., a national banking association, in its capacity as Administrative Agent pursuant to the Term Loan Agreement, together with its successors and assigns in such capacity.

     1.48 "Term Loan Agreement" shall mean the Amended and Restated Credit Agreement, dated as of December 11, 1992, by and among Borrower, Parent, Term Loan Agent, NationsBank of Texas, N.A. and Morgan Guaranty Trust Company of New York, as Co-Agents and the Term Loan Lenders, as amended pursuant to the First Amendment, dated as of March 25, 1994, and the Second Amendment, dated of even date herewith, as the same may be further amended, modified, supplemented, extended, renewed, restated or replaced.

     1.49 "Term Loan Lender Collateral" shall mean the assets and properties of Borrower and Parent described on Schedule 1.49 hereto.

     1.50 "Term Loan Lender Letters of Credit" shall mean, individually and collectively, the letters of credit issued by certain of the Term Loan Lenders for the account of Borrower pursuant to the terms of the Term Loan Agreement prior to the date hereof payable to the beneficiaries thereof in the amounts and with the maturity dates set forth on Schedule 1.50 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.51 "Term Loan Lenders" shall mean individually and collectively the parties to the Term Loan Agreement which are listed on Schedule 1.51 hereto, and their respective successors and assigns.

     1.52 "U.S. Brass" shall mean United States Brass Corporation, a Delaware corporation, and its successors and assigns.

      1.53 "U.S. Dollar Equivalent" shall mean the number of U.S. Dollars which Lender can purchase with the amount of the available currency, including, without limitation, Canadian Dollars, at any time or from time to time in order to perform any provision of this Agreement or the other Financing Agreements, provided, that, such determination shall be at the buying rate of exchange available to Lender on such date, at such time, at any branch in New York, New York or Philadelphia, Pennsylvania of any bank, chartered, incorporated or qualified to do banking business under the laws of the United States of America, the State of New York or the Commonwealth of Pennsylvania, as may be selected by Lender, in its discretion. In determining the Net Amount of Eligible Accounts, any such Accounts payable in Canadian Dollars shall be converted to their U.S. Dollar Equivalent.

      1.54 "U.S. Dollars" shall mean legal tender according to the laws of the United States of America.

     1.55 "Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by
(ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.


SECTION 2.   CREDIT FACILITIES

      2.1  Loans.

          (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

                (i) eighty-five (85%) percent of the Net Amount of
                    Eligible Accounts,

                                   minus

               (ii) the sum of Lender's liabilities with respect to
                    Letter of Credit Accommodations (subject to
                    Section 2.2(d) below),

                                   minus

              (iii) all Availability Reserves.

          (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (i) the dilution with respect to the Accounts for any period (based on the ratio of (A) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (B) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or
(ii) the general creditworthiness of account debtors has declined. The amount of such reduction in the lending formula pursuant to this Section 2.1(b) shall bear a reasonable relationship to the increase in dilution or decline in the creditworthiness of account debtors which is the basis for such reduction in the lending formula.

          (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formula in Section 2.1(a), the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

      2.2  Letter of Credit Accommodations.

          (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to Borrower pursuant to this Section 2.

          (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and one-half (1-1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

          (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than an amount equal to one hundred (100%) percent of the face amount thereof.

          (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations shall not at any time exceed $10,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrower shall not be reduced as provided in Section 2.1(a)(ii) to the extent of such cash collateral.

          (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

          (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower.

               (i) At any time an Event of Default exists or has occurred and is continuing, Lender, at its option, shall have the sole and exclusive right and authority to, and Borrower shall not, after receiving notice of the exercise by Lender of such option: (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders.

               (ii) Lender shall have the sole and exclusive right and authority to, and Borrower shall not, at any time, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Nothing contained in this Section 2.2(f)(ii) shall be construed to give Lender the right and authority to agree to any amendments to any of the terms of any agreement of Borrower with a third person (other than the issuer or any agent or correspondent of the issuer) to which such Letter of Credit Accommodations relate.

               (iii) Lender may take such actions pursuant to Sections 2.2(f)(i) and 2.2(f)(ii) above either in its own name or in Borrower's name.

          (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

      2.3 Availability Reserves. All Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.


SECTION 3.   INTEREST AND FEES

      3.1  Interest.

          (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate.

          (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days (or, if Borrower and Lender from time to time agree, two (2) Business Days) after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement in accordance with the terms hereof, (iii) Borrower shall have complied with such customary procedures as are established by Lender for its customers generally and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to seventy-five (75%) percent of the daily average of the principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender in good faith (but with no obligation of Lender to make such Loans on terms other than as provided herein) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c)  Any Eurodollar Rate Loans shall automatically convert to
Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days (or, if Borrower and Lender from time to time agree, two (2) Business Days) prior to such last day in accordance with the terms hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (excluding loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans for any reason or in the event that the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding or (B) the amount of the Loans then available to Borrower under Section 2 hereof.

          (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month (provided, that, all accrued and unpaid interest on and after the date of any Event of Default and for so long as the same is continuing or termination or non-renewal hereof shall be payable on demand) and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the Maximum Legal Rate or the maximum amount permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

          (e) No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or an Event of Default, or the exercise by Lender of the right to accelerate the payment of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to contract for, charge, or receive interest exceeding the Maximum Legal Rate. In no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Legal Rate ("Excess"), Borrower acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Prime Rate, the Adjusted Eurodollar Rate and the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Legal Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.

      3.2 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of $175,000, which shall be fully earned as of and payable on the date hereof.

      3.3 Facility Fee. Borrower shall pay to Lender annually a facility fee in an amount equal to $35,000 while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in arrears on each anniversary of the date hereof.

      3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee equal at a rate equal to one-half of one (1/2%) percent per annum calculated upon the amount by which $28,000,000 exceeds the average daily principal balance of the outstanding Loans plus the average daily amount of outstanding undrawn Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

     3.5  Changes in Laws and Increased Costs of Loans.

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed by Lender to be material, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (excluding loss of anticipated profits), cost or expense incurred by such person as a result of any such conversion, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

          (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (excluding loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof. Notwithstanding anything to the contrary contained herein, if Borrower has previously notified Lender that it will request new Loans in an amount equal to any payments pursuant to Section 6.3 which are applied to the repayment of Eurodollar Rate Loans and Borrower concurrently receives such new Loans hereunder, such new Loans to the extent of the payments applied to Eurodollar Rate Loans shall be deemed to constitute part of such Eurodollar Rate Loans for the remainder of the applicable Interest Period.


SECTION 4.  CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing any Letter of Credit Accommodations hereunder to be provided concurrently with such initial Loans:

          (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

          (c) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

          (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) business days prior to the date hereof;

          (e) Lender shall have received, in form and substance satisfactory to Lender, an intercreditor agreement by and among Lender, the Term Loan Agent and the Term Loan Lenders, as acknowledged and agreed to by Borrower and Parent, providing for, inter alia, the subordination of the security interests of the Term Loan Agent and the Term Loan Lenders in the Collateral to the security interests of Lender in the Collateral and related matters, duly authorized, executed and delivered by the Term Loan Agent, the Term Loan Lenders, Borrower and Parent;

          (f) Lender shall have received, in form and substance satisfactory to Lender, a copy of an amendment to the Term Loan Agreement in order to permit the financing arrangements provided by Lender to Borrower pursuant to this Agreement and related matters, duly authorized, executed and delivered by the Term Loan Agent, the Term Loan Lenders, Borrower and Parent;

          (g) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by The First National Bank of Chicago of its financing arrangements with Borrower (other than its arrangements as a "Bank" pursuant to the Term Loan Agreement) and the termination and release by it of any interest in and to any of the Collateral in such capacity, duly authorized, executed and delivered by it, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by it, as secured party and Borrower, as debtor;

          (h) the Excess Availability as determined by Lender, as of the date hereof, shall be not less than $8,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

          (i) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

          (j) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower and Parent with respect to the Financing Agreements and such other matters as Lender may request; and

          (k) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

      4.2  Conditions Precedent to All Loans and Letter of Credit
Accommodations. Each of the following is an additional condition precedent to Lender making any Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

          (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.   GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

     5.1  Receivables;

     5.2 all present and future interest, late charges, penalties, collection fees, and other sums which shall be due and payable in connection with any of the Receivables and all other obligations owed to Borrower with respect to the Receivables by the account debtors obligated on the Receivables;

     5.3 all present and future choses in action or causes of action or claims arising out of the Receivables and the other amounts described in
Section 5.2;

     5.4 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit either to Lender or its Affiliates or, to the extent constituting or holding proceeds of Receivables or the other Collateral described herein, any other depository or other institution from or for the account of Borrower, except, that, the Collateral shall not include any of the property described in this Section 5.4 to the extent (a) Lender shall have received written notice from the Term Loan Agent that any such property constitutes proceeds of the assets and properties of Borrower (other than the Collateral) which are subject to the valid, enforceable and perfected liens of Term Loan Lenders permitted under Section 9.8(e) hereof within five
(5) days after the receipt of such proceeds by Lender or its affiliates and
(b) such property shall be subject to such liens of Term Loan Lenders;

     5.5 all present and future interests of Borrower in goods (including returned, repossessed and reclaimed goods) the sale or disposition of which gave rise to any Receivable;

     5.6 all present and future liens, security interests, rights, remedies, titles and interests in, to and in respect of Receivables and other Collateral described herein, including, without limitation, (i) rights and remedies under or relating to guaranties, warranties, contracts of suretyship, letters of credit and credit and other insurance related to the other Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of Borrower as an unpaid vendor, lienholder, or secured party, and (iii) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     5.7 all of Borrower's present and future instruments, agreements, invoices or other writings pursuant to which any Receivable arises or which evidence such Receivable and all of Borrower's present and future agreements or arrangements with sales agents, sales representatives, distributors or the like pursuant to which such parties participate in the monitoring and collection of any of the Receivables;

     5.8  all Records; and

     5.9 all proceeds of the foregoing in any form, and including, without limitation, all cash collections and other cash proceeds of any Receivables, all items or remittances in any form issued in payment of any Receivables (including checks, drafts or other instruments) and insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6.   COLLECTION AND ADMINISTRATION

      6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance herewith and with Lender's customary practices as in effect from time to time.

      6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within ninety (90) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above and unless and until Lender shall have received a written notice of exceptions within the ninety (90) day period provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

      6.3  Collection of Accounts.

          (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting other Collateral or proceeds thereof in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

          (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (subject to reversal for any failure in final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account. For purposes of calculating the amount of the Loans available to Borrower such payments will be applied (subject to reversal for any failure in final collection) to the Obligations on the Business Day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next Business Day.

          (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment constituting proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

      6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines, provided, that, (a) all such payments shall be applied to Obligations which are then due and payable before being applied to prepay any Obligations which are not then due and payable and (b) all such payments shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. The amount of any deposits previously furnished by Borrower to Lender for the expenses of Lender pursuant to the proposal letter dated August 12, 1994 between Borrower and Lender which are not applied to such expenses, if any, shall be applied to the Obligations. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an authorized officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. Borrower will from time to time furnish Lender with a list of authorized officers and persons. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Dallas time on any day shall, at Lender's option, be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

      6.6 Use of Proceeds. Borrower shall use the proceeds of the initial Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.   COLLATERAL REPORTING AND COVENANTS

      7.1  Collateral Reporting.

     (a) Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

          (i) on a weekly basis or more frequently at Borrower's option or as Lender may request, a Borrowing Base Certificate setting forth Borrower's calculation of the Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein as of the last Business Day of the immediately preceding week as to the Accounts, as duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Lender, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including, without limitation, a schedule of all Accounts created, collections received and credit memos issued for each Business Day of the immediately preceding week); provided, that, without limiting any other rights of Lender, upon Lender's request, Borrower shall provide Lender on a daily basis with a schedule of Accounts, collections received and credits issued (A) at any time an Event of Default exists or has occurred and is continuing, (B) if at any time Borrower fails to deliver any Borrowing Base Certificate in accordance with the terms hereof or (C) upon Lender's good faith belief that any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading or (D) during any period that Excess Availability is less than $3,500,000;

          (ii) on a monthly basis as and when requested by Lender, inventory reports by category;

          (iii) upon Lender's request, (A) copies of customer statements and credit memos, remittances advices and reports, and copies of deposit slips and bank statements and (B) copies of shipping and delivery documents, and of purchase orders and invoices for Inventory sold by Borrower;

          (iv) agings of accounts receivable and agings of accounts payable on a monthly basis or more frequently as Lender may request; and

          (v) such other reports as to the Collateral as Lender shall request from time to time.

     (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein or bind Lender to accept any calculation made by Borrower which is not made in accordance with the terms hereof in the good faith determination of Lender. Lender shall have the exclusive right to determine Eligible Accounts and any Availability Reserves as otherwise provided herein. Without limiting the foregoing, Borrower shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports and related documents to Lender and to follow Lender's instructions with respect to the delivery of them to Lender at any time that an Event of Default exists or has occurred and is continuing.

      7.2  Accounts Covenants.

          (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or (other than requests for replacement of damaged or defective Inventory in the ordinary course of business) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor obtained by Borrower in the ordinary course of its business pursuant to its customary credit practices and procedures and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, and Lender has not exercised its option to do so, Borrower may in its discretion settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b) Borrower shall promptly report to Lender the aggregate returns of Inventory by account debtors. At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account to the extent of the portion of the Account which relates to the sale by Borrower to the account debtor of the returned, reclaimed or repossessed Inventory. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender,
(ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent. Borrower shall report to Lender any Inventory consisting of finished goods acquired or accepted by Borrower on consignment or approval, and any Accounts or other amounts payable in respect of the sale or other disposition of such Inventory shall not be deemed Eligible Accounts unless and until such Inventory has been paid for in full by Borrower and the consignor or other supplier of such Inventory does not have any interest in, or claim to, such Inventory or Account and such Accounts shall be listed as a separate category of Accounts which are not Eligible Accounts on each Borrowing Base Certificate or other schedule of Accounts at any time delivered by Borrower to Lender.

          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender shall be true and complete (excluding minor arithmetical and pricing errors) and the amounts shown on any schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be accepted thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

          (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments constituting Receivables which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

          (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations (except to the extent paid thereby), (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) otherwise exercise any rights of Lender as Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been pledged or assigned as collateral to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

      7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain satisfactory inventory records, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, and promptly following such physical inventory make such adjustments to its books and records as may be required as a result of such physical inventory; (c) Borrower shall not remove any Inventory constituting Collateral or other tangible Collateral from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); and (e) as between Borrower and Lender, Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory.

      7.4 Equipment Covenants. With respect to the Equipment: (a) Borrower shall keep the Equipment used in its business in good order, repair and running condition consistent with past practices (ordinary wear and tear excepted); (b) Borrower shall use such Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) such Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; and (d) as between Borrower and Lender, Borrower assumes all responsibility and liability arising from the use of the Equipment.

      7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other proceeds arising from the sale or other disposition of other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Receivables or other Collateral,
(iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew a Receivable, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower relating to any of the Collateral (provided, that, Lender shall, promptly upon Borrower's request, provide to Borrower all mail addressed to Borrower and received by Lender pursuant to the exercise of Lender's rights under this Section 7.5(a) which does not relate to any of the Collateral), and (ix) do all acts and things which are necessary, in Lender's determination, to exercise Lender's rights and remedies provided in Sections 7.2, 7.6, 7.7 and Section 10.2 hereof and (b) at any time, (i) take control in any manner of any item of payment constituting any of the Collateral or proceeds thereof, (ii) have access to any lockbox or postal box into which any of the Collateral or any proceeds thereof is deposited, (iii) endorse Borrower's name upon any items of payment constituting any of the Collateral or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement constituting any of the Collateral, (v) sign Borrower's name on any verification of Receivables and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, including, without limitation, as a result of Lender's own negligence, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with an account debtor relating to any of the Receivables or under any other agreement with a third party as may otherwise be required in the good faith determination of Lender to facilitate the collection of any of the Receivables or enable Lender to have access to any of the Collateral or any Equipment in which any of the Records are stored,
(b) after notice to Borrower, pay or bond on appeal any judgment entered against Borrower which upon levy, execution, attachment or the exercise of any similar remedy with respect thereto would result in a lien on any of the Collateral or impair the ability of Lender to obtain possession of, realize upon or collect any of the Collateral, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing (and Borrower and Lender shall cooperate with each other to reduce the effect of such use by Lender on the conduct of the business of Borrower to the extent practical) and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


SECTION 8.   REPRESENTATIONS AND WARRANTIES

      Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

      8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower and its Affiliates, to the extent they are parties thereto, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights and by general principles of equity.
Borrower does not have any Subsidiaries except as set forth on Schedule 8.1 hereto and as may be formed or acquired by Borrower after the date hereof to the extent permitted in Section 9.7(c) hereof. Each of the existing Subsidiaries of Borrower (other than U.S. Brass) set forth on Schedule 8.1 hereof is not engaged in the conduct of any business or other commercial activity and each of them does not have any assets or liabilities, other than the intangible asset consisting of its name and nominal amounts of cash. Parent does not have any Subsidiaries except as set forth on Schedule 8.1 and as may hereafter be disclosed in writing to Lender promptly upon the formation or acquisition of such other Subsidiary.

      8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower and Parent which have been or may hereafter be delivered by Borrower or Parent to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower and Parent as at the dates and for the periods set forth therein. Since Parent's Form 10-Q, dated August 16, 1994, for the period ending July 3, 1994 and Parent's Form 8-K dated September 27, 1994, there has been no material adverse change in the business or assets of Borrower and Parent.

      8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in
Schedule 8.3 hereto, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. Schedule 8.3 correctly identifies any of such locations which are not owned by Borrower and sets forth the lessors or operators thereof.

      8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on
Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges or security interests of any kind, except those granted to Lender and such others as are specifically listed on
Schedule 8.4 hereto or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Each of Borrower and Parent has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. Each of Borrower and Parent has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or Parent (as the case may be) and with respect to which adequate reserves have been set aside on its books in accordance with GAAP. Adequate provision has been made in accordance with GAAP for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

      8.6 Litigation. There is no present investigation by any Governmental Agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower or Parent, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or Parent, or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower or Parent would in the good faith determination of Lender have a reasonable likelihood of resulting in any material adverse change in the assets or business of Borrower or Parent or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any of the Obligations or realize upon the Collateral, except: (a) as of the date hereof, as set forth on Schedule 8.6 and (b) after the date hereof, as disclosed in writing by Borrower to Lender promptly after a senior officer of Borrower obtains knowledge thereof, but in no event more than three (3) Business Days after such event has occurred. If in the good faith determination of Lender any such action, proceeding or claim after the date hereof has a reasonable likelihood of resulting in any material adverse change in the assets or business of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under the other Financing Agreements to which it is a party or of Lender to enforce any of the Obligations or realize upon the Collateral, notwithstanding the disclosure of it by Borrower to Lender, such event may, at the option of Lender, be deemed to constitute an Event of Default.

     8.7  Employee Benefits.

          (a) Each of Borrower and Parent has not engaged in any transaction in connection with which either of them or any of their ERISA Affiliates is reasonably likely to be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code in an amount in excess of $100,000.

          (b)  No liability to the Pension Benefit Guaranty Corporation
(other than liabilities for annual premium payments) has been or is expected by Borrower or Parent to be incurred with respect to any employee benefit plan of Borrower or Parent or any of their ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA, excluding those for which the Pension Benefit Guaranty Corporation has waived in writing the statutory requirement for thirty (30) day notice), or any other event or condition with respect to any employee benefit plan of Borrower or Parent or any of their ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation, so as to create a liability of $100,000 or more to the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which Borrower or Parent or any of their ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid with respect to each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan.

          (d) Neither Borrower, Parent nor any of their ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.8  Environmental Compliance.

          (a) There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Agency or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials, except: (i) as of the date hereof, as set forth on
Schedule 8.8 hereto and (ii) after the date hereof, as disclosed in writing by Borrower to Lender promptly after a senior officer of Borrower obtains knowledge thereof, but in no event more than three (3) Business Days after such event has occurred. If in the good faith determination of Lender any such proceeding, complaint, order, directive, claim, citation or notice after the date hereof has a reasonable likelihood of resulting in any material adverse change in the assets or business of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any of the Obligations or realize upon the Collateral, notwithstanding the disclosure of it by Borrower to Lender, such event may, at the option of Lender, be deemed to constitute an Event of Default.

          (b) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or a violation of any Environmental Laws, except: (i) as of the date hereof, as set forth on
Schedule 8.8 and (ii) after the date hereof, as disclosed in writing by Borrower to Lender promptly after a senior officer of Borrower obtains knowledge thereof, but in no event more than three (3) Business Days after such event has occurred. If in the good faith determination of Lender any such material liability arising after the date hereof has a reasonable likelihood of resulting in any material adverse change in the assets or business of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any of the Obligations or realize upon the Collateral, notwithstanding the disclosure of it by Borrower to Lender, such event may, at the option of Lender, be deemed to constitute an Event of Default.

          (c) Borrower has all licenses, permits, certificates, approvals or similar authorizations which are material to its ability to conduct its business and are required to be obtained or filed in connection with its operations under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

      8.9 Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any Governmental Agency, except: (a) as of the date hereof, as set forth on Schedule 8.9 and (b) after the date hereof, as disclosed in writing by Borrower to Lender promptly after a senior officer of Borrower obtains knowledge thereof, but in no event more than three (3) Business Days after such event has occurred. If in the good faith determination of Lender any such default or violation, or failure to comply, arising after the date hereof, has a reasonable likelihood of resulting in any material adverse change in the assets or business of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any of the Obligations or realize upon the Collateral, notwithstanding the disclosure of it by Borrower to Lender, such event may, at the option of Lender, be deemed to constitute an Event of Default.

      8.10 Accuracy and Completeness of Information. All information (excluding forecasts and projections) furnished by or on behalf of Borrower or Parent in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificates delivered by Borrower and Parent to Lender is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. Any forecasts or projections furnished by Borrower to Lender represent the reasonable, good faith forecasts or projections of Borrower using assumptions which are reasonable for the purposes thereof at the time such forecasts and projects were prepared. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse effect on the business or assets of Borrower or Parent which has not been fully and accurately disclosed to Lender in writing.

      8.11 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of such person providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such person as soon as it is available.

      9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower (a) gives Lender thirty
(30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

      9.3  Compliance with Laws, Regulations, Etc.

          (a) Borrower shall at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local Governmental Agency, including, without limitation, ERISA, the Code, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

          (b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations.

          (c) Borrower shall give notice to Lender promptly upon receipt of any notice from any Governmental Agency which alleges that any event or condition exists or has occurred, which allegation, if true, would in the good faith determination of Lender have a reasonable likelihood of resulting in any material liability (contingent or otherwise) or a violation of any Environmental Laws.

          (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Borrower's expense, cause an independent environmental engineer to conduct such tests of the site where the non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental non-compliance described therein, and an estimate of the costs thereof.

          (e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.4 Payment of Taxes and Claims. Borrower shall pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for those the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it with respect to which adequate reserves have been set aside on its books in accordance with GAAP. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage to the extent reasonably satisfactory to Lender (which will not include credit insurance as to Accounts) and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain insurance with respect to the Collateral at the expense of Borrower. All policies with respect to the Collateral shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage. Lender may act as attorney for Borrower in obtaining insurance with respect to the Collateral to the extent Borrower fails to do so in accordance with the terms hereof, and at any time an Event of Default exists or has occurred and is continuing, in adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all such insurance policies in form and substance satisfactory to Lender.
Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to payment of the Obligations, whether or not then due, as provided in Section 6.4 or hold such proceeds as cash collateral for the Obligations.

      9.6  Financial Statements and Other Information.

          (a) Borrower and Parent shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and Parent in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated and consolidating financial statements, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Parent and reasonably acceptable to Lender, that such audited financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended.

          (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim which would result in any material adverse change in the business, properties, assets, goodwill or condition, financial or otherwise, of Borrower or Parent and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Parent sends to its stockholders generally and copies of all reports (including, without limitation, Form 10-K and Form 10-Q) and registration statements which Parent files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d) If during the period after the delivery by Borrower to Lender of any Borrowing Base Certificate and before the delivery by Borrower to Lender of the next Borrowing Base Certificate required in accordance with the terms hereof either (i) the Loans made by Lender to Borrower and/or Letter of Credit Accommodations outstanding at such time exceed the amount of the Loans and Letter of Credit Accommodations then available to Borrower under
Section 2.1 hereof or (ii) the Excess Availability is less than $3,500,000, then in either case, Borrower shall promptly notify Lender in writing of such event and provide Lender with such other information with respect thereto as Lender may request.

          (e) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower and Parent, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower and Parent to any court or other Government Agency, and, subject to the confidentiality requirements provided for in Section 12.5 hereof, to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and Parent required to be delivered to Lender pursuant to Section 9.6(a) hereof. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

      9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly,

          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except, that, any Subsidiary of Borrower or Parent (other than Borrower and U.S. Brass) may merge into or with or consolidate with Borrower, provided, that, each of the following conditions is satisfied as determined by Lender: (i) Lender shall have received not less than ten (10) days prior written notice of the intention of Borrower to so merge and such other information with respect thereto as Lender may request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (iii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) Borrower shall be the surviving entity and shall immediately upon the effectiveness of the merger expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Lender, its continuing liability in respect of the Obligations and the Financing Agreements and execute and deliver such other agreements, documents and instruments as Lender may reasonably request in connection therewith, (v) the surviving entity shall, immediately after giving effect to such transaction or series of transactions, have a consolidated net worth as determined in accordance with GAAP (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transactions or series of transactions) equal to or greater than the consolidated net worth of Borrower as determined in accordance with GAAP immediately prior to such transaction or series of transactions, and (vi) Borrower shall not become obligated with respect to any Indebtedness, nor any of its property become subject to any lien, unless Borrower could incur such Indebtedness or create such lien hereunder; or

          (b)  sell, assign, lease, transfer, abandon or otherwise dispose
(in this subsection collectively called "transfers") of any Capital Stock or Indebtedness owned by it or any of its assets to any other Person; except for:

                (i) sales of Inventory in the ordinary course of business, and

               (ii) transfers of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower and slow-moving or obsolete Inventory, and

               (iii) other transfers of assets other than Collateral, provided, that, each shall be made in an arm's-length transaction to a person other than an Affiliate, and

               (iv) transfers by and between Borrower, Parent and any Subsidiary of Parent of rights to use patents, trademarks and other intellectual property, provided, that, such transfers shall not in any respect limit or impair the rights of Borrower, if it is the owner or user of such patents, trademarks or other intellectual property to continue to use the same (other than in Europe),

               (v)  transfers to Affiliates to the extent permitted under
Section 9.12 hereof; or

          (c) form or acquire any Subsidiaries, except, that, Borrower may form or acquire any Subsidiary, provided, that, each of the following conditions is satisfied as determined by Lender: (i) the aggregate amount of the capital contribution (whether in cash or other property), or other payments in respect of any equity or ownership interest, by Borrower to all such Subsidiaries shall not exceed $2,000,000 and (ii) at the time of, and after giving effect to, any capital contribution, or other payment in respect of any equity or ownership interest, by Borrower to such Subsidiary, (A) the Excess Availability shall be not less than $3,500,000 and (B) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, or

          (d)  wind up, liquidate or dissolve, or

          (e)  agree to do any of the foregoing.

      9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

          (a)  liens and security interests of Lender;

          (b) liens securing the payment of taxes either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

          (c)  liens securing the payment of Indebtedness permitted under
Section 9.9(d) and Section 9.9(e) on assets of Borrower other than: (i) the Collateral or (ii) any Inventory, except to the extent permitted therein;

          (d) non-consensual statutory liens (other than liens imposed under ERISA or any Environmental Laws) arising in the ordinary course of the business of Borrower to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and so long as: (A) levy and execution thereon have been (and continue to be) stayed, (B) neither the value nor use of the property subject to such liens are adversely affected in any material respect and (C) adequate reserves for such indebtedness have been set aside on its books in accordance with GAAP;

          (e) the security interests and liens of the Term Loan Agent and the Term Loan Lenders in the Term Loan Lender Collateral to secure the Indebtedness of Borrower and Parent to the Term Loan Lenders permitted under
Section 9.9(c) hereof; provided, that, the security interests and liens of the Term Loan Agent and the Term Loan Lenders in the Collateral are junior and subordinate to the security interests and liens of Lender on the Collateral pursuant to the terms of the Intercreditor Agreement by and among Lender, Term Loan Agent and Term Loan Lenders referred to in Section 4.1(e), as the same may be from time to time amended, supplemented or restated;

          (f) the security interests and liens existing as of the date hereof as set forth on Schedule 8.4 hereto;

          (g) the security interests in and liens upon assets of Borrower other than the Collateral or the Inventory arising after the date hereof granted by Borrower to any Person other than an Affiliate in the ordinary course of the business of Borrower in connection with workers' compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases or to secure surety and appeal bonds, or for other matters (other than the payment of or securing of Indebtedness) arising in the ordinary course of the business of Borrower.

          9.9 Indebtedness. Borrower and Parent shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

          (a)  the Obligations;

          (b) unsecured Indebtedness of Borrower to Parent or any Subsidiary of Parent and Indebtedness of Parent to any Subsidiary of Parent; provided, that, (i) as to any such Indebtedness of Borrower, prior to incurring such Indebtedness, Lender shall have received, in form and substance satisfactory to Lender, a subordination agreement by Parent or the Subsidiary to whom such Indebtedness is owed (as the case may be) and Borrower providing for, inter alia, the subordination in right of payment of such Indebtedness of Borrower to the indefeasible payment and satisfaction in full of the Obligations and related matters, duly authorized, executed and delivered by Parent or such Subsidiary (as the case may be) and (ii) pursuant to the terms of such subordination agreement, Borrower shall not, directly or indirectly, make any payment in respect of such Indebtedness owed by Borrower except if
(A) at the time of, and after giving effect to each such payment, the Excess Availability shall be not less than $3,500,000 and (B) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing;

          (c) Indebtedness of Borrower and Parent to the Term Loan Lenders governed by or arising under the Term Loan Agreement, including, without limitation, the Indebtedness consisting of the reimbursement obligations in connection with the Term Loan Lender Letters of Credit; provided, that:

               (i) the aggregate principal amount of such Indebtedness plus the outstanding undrawn amount under the Term Loan Lender Letters of Credit shall not exceed $110,000,000 (less the aggregate amount of all repayments or repurchases of principal in respect thereof) plus interest thereon at the rate set forth in the Term Loan Agreement and any commissions or fees provided for in the Term Loan Agreement or in connection with the Term Loan Lender Letters of Credit,

               (ii) Lender shall have received true, correct and complete copies of the Term Loan Agreement, and all other agreements, documents or instruments requested by Lender which have been executed by Borrower, Parent or any Subsidiary with, to or in favor of Term Loan Agent or any of the Term Loan Lenders in connection therewith,

               (iii) Borrower and Parent shall not, directly or indirectly, amend, modify, alter or change the terms of the Term Loan Agreement or any of the other agreements, documents and instruments executed by Borrower or Parent with, to or in favor of Term Loan Agent or any of the Term Loan Lenders in connection therewith as in effect on the date hereof so as to: (A) prior to April 30, 1996, increase the interest rate or to pay any additional fees or charges with respect thereto other than reasonable and customary interest rate increases and fees in connection with waivers and extensions which are disclosed to Lender in writing prior to the effectiveness thereof, (B) increase the amount of any mandatory payments of principal or interest in respect thereof, or make the maturity date thereof earlier or otherwise require any payments in respect of such Indebtedness to be made sooner than as is required under the terms thereof as in effect on the date hereof, except, that, (1) at any time Borrower may amend the terms of such Indebtedness to increase the amount of any mandatory prepayments, make the maturity earlier or otherwise require payments sooner so long as Borrower shall not be required to make, and shall not make, any payments pursuant to such amendment which it would not be permitted to make as a prepayment in respect of such Indebtedness under Section 9.9(c)(iv)(A) below and
(2) Borrower may amend the terms of such Indebtedness to provide for any payments thereunder to be made after April 30, 1996, (C) limit or restrict (1) the rights of Borrower to request, and Lender to make, any Loans or provide any Letter of Credit Accommodations (including any Loans in excess of the amounts available to Borrower under the lending formulas contained herein), except to the extent of any restrictions with respect to such rights set forth in the Intercreditor Agreement by and among Lender, Term Loan Agent and the Term Loan Lenders, (2) the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or to extend or renew this Agreement or any of the other Financing Agreements, or (3) the rights of Borrower to repay, prepay, refinance, replace or substitute for the Indebtedness of Borrower to Lender, (D) require Lender to release any of the Collateral or (E) prohibit the execution and delivery by Borrower of this Agreement or any of the other Financing Agreements required to be delivered hereunder or the performance by Borrower of any of the terms and conditions contained herein or in any of the other Financing Agreements to be performed by Borrower,

               (iv) Borrower and Parent shall not, directly or indirectly redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose or make any optional or non-mandatory prepayments or other non-mandatory payments in respect thereof, or make any mandatory prepayment required as a result of the amount of the borrowings of Borrower from Lender (including, without limitation, the mandatory prepayment required under Section 2.15(j) of the Term Loan Agreement), except, that, Borrower may prepay, redeem, retire or purchase such Indebtedness either (A) so long as at the time of, and after giving effect thereto, the Excess Availability shall not be less than the amount required under Section 4.1(h) hereof and no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, or (B) to the extent permitted in Section 9.9(e) below, and

               (v) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or Parent or on its or their behalf from the Term Loan Agent on behalf of the Term Loan Lenders or from any of the Term Loan Lenders or on its or their behalf, promptly after receipt thereof, or sent by Borrower or Parent or on its or their behalf to the Term Loan Agent or any of the Term Loan Lenders or any representative or agent or other person acting on its or their behalf, concurrently with the sending thereof, as the case may be;

          (d) Indebtedness of Borrower or Parent existing on the date hereof set forth on Schedule 9.9(d) hereof (including, without limitation, the Indebtedness consisting of the reimbursement obligations of Borrower or Parent in connection with the Existing Letters of Credit) and additional Indebtedness of Borrower arising after the date hereof which is not otherwise permitted under Sections 9.9(a), 9.9(b) or 9.9(c) above; provided, that:

               (i) as to each and all of such Indebtedness arising after the date hereof:

               (A) Lender shall have received not less than ten (10) days prior written notice of the intention to incur such Indebtedness in excess of $1,000,000, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request,

               (B) promptly upon Lender's request, Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto,

               (C) such Indebtedness shall be incurred by Borrower or Parent in an arm's length transaction or if owed to any shareholder, officer, director, agent, employee or other Affiliate of Borrower or Parent, on terms no less favorable to Borrower than Borrower would have been obtained in a comparable arm's length transaction with a person other than an Affiliate,

               (D) at the time of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

               (ii) as to each and all of such Indebtedness whether existing on the date hereof or arising after the date hereof:

               (A) such Indebtedness shall not at any time be secured by
(1) any of the Collateral or (2) any of the Inventory, except, that, such Indebtedness may be secured by the Inventory (but not any Receivables or other Collateral), provided, that, Lender shall have received, in form and substance satisfactory to Lender, either an intercreditor agreement duly authorized, executed and delivered by the holder of such security interest or an agreement in writing by the holder of such security interest that it does not have and will not have any security interest or other interest in or to any of the Collateral (including, but not limited to, any proceeds from the sale of such Inventory which constitute Collateral),

               (B) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto so as to increase the amount of any mandatory payment of principal or interest in respect thereof, or make the maturity date thereof earlier or otherwise require any payments in respect of such Indebtedness to be made sooner than as is required under the terms thereof as in effect on the date hereof or on the date incurred, as the case may be, except, that, Borrower may amend the terms of such Indebtedness to increase any mandatory payment, make the maturity date earlier or otherwise require payments sooner so long as Borrower shall not be required to make, and shall not make, any payments pursuant to such amendment which it would not be permitted to make as a prepayment in respect of such Indebtedness under
Section 9.9(d)(ii)(D) below,

               (C) such Indebtedness shall not at any time include terms and conditions which (1) limit or restrict the rights of Borrower to request, and Lender to make, any Loans or provide any Letter of Credit Accommodations (including any Loans in excess of the amounts available to Borrower under the lending formulas contained herein), the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or to extend or renew this Agreement or any of the other Financing Agreements, or the rights of Borrower to repay, prepay, refinance, replace or substitute for the Indebtedness of Borrower to Lender or
(2) require Lender to release any of the Collateral or (3) prohibit the execution and delivery by Borrower of this Agreement or any of the other Financing Agreements required to be delivered hereunder or the performance by Borrower of any of the terms and conditions contained herein or in any of the other Financing Agreements to be performed by Borrower,

               (D) Borrower shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose or make any optional or non-mandatory prepayments in respect thereof, except, that, Borrower may prepay, redeem, retire or purchase any of such Indebtedness so long as at the time of, and after giving effect thereto, (1) the Excess Availability shall be not less than the amount required under Section 4.1(h) hereof and (2) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing,

               (E) the sum of: (1) the aggregate principal amount of such Indebtedness plus (2) the aggregate outstanding undrawn amount of any letters of credit established after the date hereof giving rise to any Indebtedness of Borrower (other than in connection with the Term Loan Lender Letters of Credit or the Letter of Credit Accommodations) plus (3) the amount of any increase in the outstanding undrawn amount of any of the Existing Letters of Credit (other than the increases of $275,000 on each of October 1, 1994, and January 1, April 1, and July 1, 1995 to the letter of credit payable to Travelers Insurance Company as beneficiary referred to below) in any twelve (12) month period commencing on October 1, 1994 or any October 1 thereafter, shall not exceed $20,000,000,

               (F) the sum of the aggregate principal amount of such Indebtedness plus the aggregate outstanding undrawn amount of any letters of credit giving rise to any Indebtedness of Borrower (including the Existing Letters of Credit, but other than in connection with the Term Loan Lender Letters of Credit or the Letter of Credit Accommodations) at any time (whether before or after the date hereof) shall not exceed the amount equal to (such amount being referred to herein as the "Debt Cap"): (1) $51,008,947, plus (2) as of the date of each increase in the amount of the letter of credit no. D440752 issued by Texas Commerce Bank National Association for the account of Borrower payable to Travelers Insurance Company, the amount of such increase (provided, that, the aggregate amount of all such increases for purposes of this calculation shall not exceed $1,100,000) minus (3) as of the date of any decrease in the amount of any of the Existing Letters of Credit, the amount of such decrease or in the event Borrower shall have no further liability in connection with any of such Existing Letters of Credit, the amount of such Existing Letter of Credit,

               (G) the sum of: (1) the aggregate principal amount of such Indebtedness plus (2) the aggregate outstanding undrawn amount of any letters of credit giving rise to any Indebtedness of Borrower (other than in connection with the Term Loan Lender Letters of Credit or the Letter of Credit Accommodations) plus (3) the amount of the Refinancing Indebtedness permitted under Section 9.9(e) below, if any, shall not exceed the sum of $100,000,000 plus the amount of the Debt Cap (as from time to time in effect), and

               (H) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness sent by Borrower or on its behalf, concurrently with the sending thereof, or received by Borrower or on its behalf, promptly after the receipt thereof, as the case may be;

          (e) Indebtedness of Borrower or Parent issued in exchange for, or the proceeds of which are used to repay, refinance, replace or substitute for all or any part of the Indebtedness of Borrower and Parent to the Term Loan Lenders permitted under Section 9.9(c) hereof ("Refinancing Indebtedness"); provided that:

               (i) the Refinancing Indebtedness incurred shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being repaid, refinanced, replaced or substituted for,

               (ii) all Refinancing Indebtedness shall be, in all respects, subject to the terms and provisions of Section 9.9(d)(i) and Section 9.9(d)(ii) hereof (except that the Refinancing Indebtedness may be secured by the Collateral, subject to Section 9.9(e)(iii) below),

               (iii) to the extent that the Refinancing Indebtedness may be secured by the Collateral, Lender shall have received, in form and substance satisfactory to Lender, an intercreditor agreement in favor of Lender, duly authorized, executed and delivered by the holder or holders of such Indebtedness,

               (iv) in the event the terms thereof are in any way unacceptable to Lender then Lender may, at its option, elect to terminate this Agreement effective upon the date of the effectiveness of the Refinancing Indebtedness and this Agreement shall terminate as provided in Section 12.1, provided, that, so long as no Event of Default shall exist or have occurred and be continuing, in the event Lender elects to terminate this Agreement pursuant to this Section 9.9(e), notwithstanding anything to the contrary contained in Section 12.1(c) hereof: (A) if Lender receives all amounts required to be paid upon termination of this Agreement pursuant to Section 12.1(a) hereof after the first anniversary of the date of this Agreement, but on or prior to the second anniversary of such date, the early termination fee provided for in Section 12.1(c) shall be reduced to one-half (1/2%) percent of the Maximum Credit and (B) if Lender receives all amounts required to be paid upon termination of this Agreement pursuant to Section 12.1(a) hereof after the second anniversary of the date of this Agreement, Borrower shall not be required to pay the early termination fee provided for in Section 12.1(c) hereof.

      9.10 Loans, Investments, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or agree to do any of the foregoing, except:

          (a) the existing equity investments by Borrower in the Capital
Stock of its Subsidiaries as of the date hereof, and any capital contributions by Borrower after the date hereof to any newly formed or acquired Subsidiary to the extent permitted under Section 9.7(c) hereof;

          (b) expense accounts for and other advances to directors, officers and employees of Borrower, Parent or any Subsidiary in the ordinary course of business not to exceed $20,000 in the aggregate outstanding at any time for any one director, officer or employee or $200,000 in the aggregate outstanding at any time for all directors, officers and employees of Borrower, Parent and their Subsidiaries;

          (c) loans or advances to directors, officers and employees of Borrower, Parent or any Subsidiary for relocation purposes, and purchases of any such Person's residence in connection therewith, not to exceed $500,000 in the aggregate at any time for all directors, officers and employees of all of Borrower, Parent and their Subsidiaries;

          (d) investments in direct obligations of the United States of America and agencies thereof and obligations guaranteed by the United States of America maturing within one (1) year from the date of acquisition;

          (e) certificates of deposit issued by, and other deposits with, any branch of any commercial bank organized under the laws of the United States of America, Canada, the United Kingdom, France, Germany, Italy, Switzerland, or any of their respective political subdivisions and having combined capital, surplus and undivided profits of not less than $100,000,000 (as shown on its most recently-published statement of condition), and (i)(A) whose commercial paper (or whose holding company's commercial paper) has a rating from Moody's Investors Service, Inc., or Standard & Poors Corporation no less than "P-3" or "A-2," respectively, or (B) are insured by the Federal Deposit Insurance Corporation and (ii) mature within one (1) year from the date of acquisition;

          (f) commercial paper which shall have a rating from Moody's Investors Service, Inc., or Standard & Poors Corporation of at least "P-1" or "A-1," respectively;

          (g) debt securities which shall have one of the two highest ratings from Moody's Investors Service, Inc., or Standard & Poors Corporation and which mature within one (1) year from the date of acquisition;

          (h) extensions of credit in connection with trade receivables and overpayments of trade payables, in each case resulting from transactions in the ordinary course of business;

          (i) investments in Eurodollars placed through any financial institution having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently-published statement of condition);

          (j) repurchase agreements with any financial institution having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently-published statement of condition) for U.S. government obligations maturing in less than ten (10) days;

          (k) loans by Borrower to Parent or any other Subsidiary of Parent or any Subsidiary of Borrower (other than U.S. Brass), provided, that, prior to making any such loan, each of the following conditions is satisfied as determined by Lender: (i) at the time of, and after giving effect to each such loan, the Excess Availability shall be not less than $3,500,000, (ii) the aggregate amount of all such loans at any time outstanding shall not exceed the sum of: (A) the amount of such loans outstanding as of the date hereof plus (B) an amount equal to: (1) at all times from November 1 of each year until April 30 of such year, $10,000,000 and (2) at all other times, $5,000,000 and (iii) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Defaults shall exist or have occurred and be continuing,

          (l) the endorsement of instruments for collection or deposit in the ordinary course of business,

          (m) promissory notes or other Indebtedness received by Borrower in consideration of a transfer permitted under Sections 9.7(b)(ii), 9.7(b)(iii), 9.7(b)(iv) or 9.7(b)(v) hereof.

      9.11 Dividends and Redemptions. Borrower and Parent shall not directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of Borrower or Parent now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

      9.12 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any of its Affiliates, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm's length transaction with an unaffiliated person.

     9.13 Compliance with ERISA.

          (a) Borrower and Parent shall not with respect to any "employee benefit plans" maintained by Borrower or Parent or any of their ERISA
Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability of $100,000 or more to the Pension Benefit Guaranty Corporation,
(ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower, Parent or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions of $100,000 or more imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA,
Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which, in any such case, presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability of $100,000 or more to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

           (b) Borrower shall promptly notify Lender in writing if: (i) a reportable event (other than one for which the Pension Benefit Guaranty Corporation has waived in writing the statutory requirements for thirty (30) day notice) occurs with respect to any employee benefit plan of Borrower, Parent or any of their ERISA Affiliates, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such employee benefit plan or to appoint a trustee to administer any such employee benefit plan or the failure of Borrower, Parent or any of their ERISA Affiliates fail to make a required contribution to any employee benefit plan which results in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA or any other event or condition occurs which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of trustee to administer, any employee benefit plan of Borrower, Parent or any of their ERISA Affiliates or to cause the imposition of any liability under Title IV of ERISA, (ii) Borrower, Parent or any of their ERISA Affiliates have applied for a waiver of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code and Section 302 of ERISA, or have committed a failure sufficient to give rise to a lien under
Section 302(f) of ERISA, (iii) Borrower, Parent or any of their ERISA Affiliates have engaged in a prohibited transaction, or in a transaction subject to the prohibitions of Section 406 of ERISA, that is not exempt under
Section 4975 of the Code and Section 408 of ERISA and is reasonably likely to be subject to either a civil penalty assessed pursuant to Section 502(1) of ERISA or a tax imposed by Section 4975 of the Code in excess of $100,000,
(iv) the aggregate present value (determined as of the most recent annual calculation thereof) of all benefits under the employee benefit plans of Borrower, Parent or any of their ERISA Affiliates exceeds the fair market value of all assets of such plans allocable to such benefits, all as determined as of the then most recent valuation date for such plans, by more than $100,000, or (v) there is an action brought against Borrower, Parent or any of their ERISA Affiliates under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA.

           (c) As used in this Section 9.13, the term "employee pension benefit plans", "employee benefit plan", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.14 Covenants Applicable to Canada. For the purposes of the application and interpretation of the provisions of this Agreement or the other Financing Agreements to the operations of Borrower in Canada and to any of the Collateral which may at any time or from time to time be located in
Canada:

          (a) all payments of principal, interest, fees and other amounts to be made pursuant to this Agreement or the other Financing Agreements in respect of all or any part of the Obligations shall be made free and clear and without deduction for any and all present and future taxes, withholdings, levies, duties, any charges of any Governmental Agency and all liabilities with respect thereto (except for any income or franchise taxes under the laws of the United States of America or any State thereof or subdivision thereof attributable to the income of Lender from any amounts charged or paid hereunder or under the other Financing Agreements to Lender), and without setoff, withholding or deduction of any kind whatsoever and, if with regard to any payment to be made by Borrower to Lender pursuant to this Agreement, the other Financing Agreements or otherwise, any deduction for any and all such present and future taxes, withholding, levies, duties, charges of a Governmental Agency or any liability with respect thereto is required to be made by Borrower, Borrower shall pay such additional amounts to Lender as may be necessary in order that the net amount received by Lender after such deduction shall equal such payment which would have been received by Lender in the absence of such deduction; and

          (b) Borrower shall make all payments in respect of the Obligations in U.S. Dollars and any payment on account of the Obligations made in a currency other than U.S. Dollars, whether pursuant to a judgment or order of a court or a Governmental Agency or otherwise, shall constitute a discharge of the Obligations only to the extent of the U.S. Dollar Equivalent which Lender is able to purchase and if the number of U.S. Dollars which Lender is so able to purchase is less than the number of U.S. Dollars originally due to it, Borrower shall indemnify and save Lender harmless from and against any loss or damage arising as a result of such deficiency and this indemnity shall:

               (i) constitute an obligation separate and independent from the Obligations,

               (ii) give rise to a separate and independent cause of action,

               (iii) apply irrespective of any indulgence granted by Lender from time to time,

               (iv) be secured by the assignment, charges and security interests created in respect of the Collateral by this Agreement or the other Financing Agreements, and

               (v) the indemnity on the currency differential shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or the other Financing Agreements or any judgment or order or any payment made under any judgment or order or the termination or non-renewal of this Agreement and the other Financing Agreements.

          (c) For purposes of the Interest Act of Canada only, the effective rate of any rate of interest stipulated to be payable under this Agreement or the other Financing Agreements may be calculated from time to time by multiplying (i) the amount of the stipulated rate of interest by (ii) 365 or 366, depending on the number of days in the calendar year in which the calculation is being made, and dividing the product of such multiplication by
(iii) 360.

      9.15 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if appl-icable); (b) all title insurance and other insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all reasonable out-of-pocket expenses and costs heret-ofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $500 per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

      9.16 Further Assurances. At the request of Lender at any time and from time to time, each of Borrower and Parent shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.


SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a)(i)  any of the Obligations are not paid within two (2)
Business Days after the same are due or (ii) Borrower or Parent fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i) and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of:
(A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or Parent of any such term, covenant, condition or provision, or (C) the failure to observe or perform any of the covenants or provisions contained in Sections 7.7, 9.7, 9.8, 9.9, 9.10 or 9.11 of this Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements;

          (b) any representation, warranty or statement of fact made by Borrower, Parent or any Subsidiary to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c) final judgments for the payment of money are rendered against Borrower or Parent in excess of $3,000,000 in the aggregate in any jurisdiction in which assets of Borrower or Parent are located or in any case in any jurisdiction in the United States of America, which shall not be appealed, discharged or vacated within thirty (30) days after the entry thereof, or regardless of when or whether such judgments are appealed, discharged or vacated, if execution shall at any time not be effectively stayed, or any prejudgment remedy of attachment, garnishment or other prejudgment remedy, or execution is rendered against any Collateral or other assets necessary or material to the conduct of the business of Borrower; provided, that, without limiting any rights or remedies of Lender under
Section 2.3 hereof or otherwise, Lender may establish an Availability Reserve in respect of the liability of Borrower pursuant to any such judgment for the payment of money and to the extent Lender elects, in its discretion, to establish such an Availability Reserve as to any such judgment and so long as execution thereon is at all times effectively stayed in a manner satisfactory to Lender, such judgment shall not be deemed to constitute an Event of Default;

          (d) Borrower dissolves or suspends or discontinues doing business;

          (e) Borrower or Parent makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

          (f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or Parent or all or any part of its properties and such petition or application is not dismissed within forty-five
(45) days after the date of its filing or Borrower or Parent shall file any answer admitting or not contesting such petition or application or otherwise in any manner shall indicate its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or Parent or for all or any part of its property;

          (h) any default by Borrower or Parent in the payment of any Indebtedness owing to any person other than Lender (including, without limitation, Indebtedness of Borrower to the Term Loan Lenders pursuant to the Term Loan Agreement) in any case in an amount in excess of $3,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or Parent under any agreement, document or instrument relating to any such Indebtedness in excess of $3,000,000 (other than as a result of the failure of Borrower to make any payment due thereunder) which results in the acceleration of such Indebtedness or the exercise by the Person owed such Indebtedness of any of its rights or remedies to foreclose on, or directly collect, or set off against, any collateral or commence any legal action or proceeding against Borrower or Parent;

          (i)  Borrower ceases to be a wholly-owned Subsidiary of Parent;

          (j) the indictment of Borrower under any criminal statute, or commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or (ii) any other property of Borrower which is necessary or material to the conduct of its business;

          (k) there shall be a material adverse change in the business or assets of Borrower or Parent after the date hereof; or

          (l) there shall be an "Event of Default" under any of the other Financing Agreements which may define such term.

      10.2  Remedies.

          (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or Parent, except as such notice or consent is expressly provided for hereunder or required by applicable law.
All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower to collect the Obligations without prior recourse to the Collateral.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of any tangible Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of any tangible Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of any tangible Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

          (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due, provided, that, (i) all such payments shall be applied to Obligations which are then due and payable before being applied to any Obligations which are not then due and payable and
(ii) all such payments shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

          (d) Without limiting the foregoing, (i) upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, cease making Loans or arranging for Letter of Credit Accommodations or reduce the amounts of Loans and Letter of Credit Accommodations available to Borrower and (ii) upon the occurrence of an Event of Default, Lender may, at its option, without notice, terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.


SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS
               AND CONSENTS; GOVERNING LAW

      11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Texas (without giving effect to principles of conflicts of law).

          (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the District Court of the State of Texas and the United States District Court for the Northern District of Texas and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against each of Borrower or its property).

          (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

          (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

      11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, notice of intent to accelerate, notice of acceleration, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except as such are expressly provided for herein or in the other Financing Agreements.

      11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender (and, with respect to amendments, Borrower). Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

      11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

      11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any of the other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, any and all losses, claims, damages, liabilities, costs or expenses, caused by Lender and Lender's directors, agents, employees and counsel, and further including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

      12.1  Term.

          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. In addition, Borrower may, at any time, upon not less than ten (10) days prior written notice to Lender (which notice shall be irrevocable) terminate this Agreement and the other Financing Agreements (provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously). Upon the effective date of termination or non-renewal of this Agreement and the other Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations consisting of (i) the liabilities of Borrower to Lender in connection with the issued and outstanding Letter of Credit Accommodations,
(ii) checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment and
(iii) any indemnification or reimbursement liabilities of Borrower to Lender pursuant to any provisions hereof which by their terms survive the termination hereof to the extent Lender in good faith determines that Lender is reasonably likely to have any liability (including costs and expenses) for which Lender is entitled to be indemnified or reimbursed by Borrower pursuant to such provisions. Such payment of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest on the Obligations shall be due until and including the next business day, if the principal amount of the outstanding and unpaid Obligations so repaid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Dallas time.

          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge either of Borrower or Parent of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid (other than the contingent Obligations arising in connection with the Letter of Credit Accommodations and amounts relating to checks and other payments provisionally credited to the Obligations and the other liabilities which survive, all as provided in Section 12.1(a) above for which Lender has received cash collateral), and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid; provided, that, notwithstanding anything to the contrary contained herein, no termination of this Agreement or the other Financing Agreements, payment of all such Obligations and the delivery of cash collateral as provided above shall: (i) relieve or discharge Borrower or Parent of their respective duties, obligations and covenants: (A) to repay the Obligations secured by such cash collateral, (B) in Section 2.2 or Section 3.1 hereof or
(C) in any cash collateral agreement by Borrower or Parent in favor of Lender in connection therewith or (ii) release, waive, limit or otherwise affect any security interests or rights of Lender with respect to such cash collateral.

          (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, subject to Section 9.9(d), 3.1(e) and
Section 12.1(d) hereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:


                    Amount                        Period

     (i)   two (2%) percent of the    From the date hereof to and including
           Maximum Credit             October 16, 1995

     (ii)  one (1%) percent of the    October 17, 1995 to and including
           Maximum Credit             October 16, 1996

     (iii) one-half (1/2%) percent    October 17, 1996 to and including
           of the Maximum Credit      October 16, 1997


Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

          (d)  Notwithstanding anything to the contrary contained in
Section 12.1(c) above, Borrower shall not be required to pay the early termination fee provided for in this Section 12.1 in the event of the termination of this Agreement when no Event of Default exists or has occurred and is continuing and the receipt by Lender of the full and final repayment of all of the Obligations in accordance with this Section 12.1 (and the delivery of cash collateral as provided herein) with the proceeds of the initial loans to Borrower from CoreStates Bank, N.A. or other Affiliate of Lender pursuant to the financing arrangements of Borrower with such bank or other lender.

      12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

      12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

      12.4  Successors.

          (a) This Agreement and the other Financing Agreements shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement or the other Financing Agreements without the prior written consent of Lender. Lender may assign its rights and delegate its obligations under this Agreement and the other Financing
Agreements: (i) to any of its present and future Affiliates or Subsidiaries or (ii) to the extent of the interests of participants as provided herein or
(iii) upon the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of its business, loan portfolio or other assets or (iv) at any time after an Event of Default shall exist or have occurred and be continuing.

          (b) Lender may, after notice to and consulting with Borrower (but Borrower's consent shall not be required with respect thereto), sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person.

     12.5  Confidentiality.

          (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order,
(ii) to bank examiners and other regulators, auditors and/or accountants,
(iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

          (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

      12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

     12.7 Nonapplicability of Article 5069-15.01 et seq. Borrower and Lender each hereby agree that, except for Section 15.10(b) thereof, the provisions of Tex. Rev. Civ. Stat. Ann. art. 5069-15.01 et seq. (Vernon 1987) (regulating certain credit loans and revolving tri-party accounts) shall not apply to this Agreement or to any of the other Financing Agreements.

     12.8  DTPA Waiver.  BORROWER HEREBY WAIVES ALL PROVISIONS OF THE
DECEPTIVE TRADE PRACTICES -- CONSUMER PROTECTION ACT (TEX. BUS. & COM. CODE ANN. (SECTION SYMBOL) 17.01 ET SEQ. (VERNON SUPP. 1987)), OTHER THAN SECTION
17.555 THEREOF, AND EXPRESSLY REPRESENTS AND WARRANTS THAT BORROWER (A) HAS ASSETS OF $5,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS,
(B) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BORROWER TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION, (C) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, AND (D) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     12.9 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

                             BORROWER

                             ELJER MANUFACTURING, INC.

                             By: /s/ Henry W. Lehnerer
                                ----------------------

                             Title: Vice President - Finance and
                                    Chief Financial Officer

                             Chief Executive Office:

                             17120 Dallas Parkway
                             Dallas, Texas  75248


                             LENDER

                             CONGRESS FINANCIAL CORPORATION
                              (SOUTHWEST)

                             By: /s/ Daniel T. Wolf
                                ---------------------

                             Title: Vice President

                             Address:

                             1201 Main Street
                             Dallas, Texas  75250

     DTPA WAIVER. The undersigned, legal counsel to Borrower, executes this Agreement solely to acknowledge the waiver of the Texas Deceptive Trade Practices -- Consumer Protection Act contained in Section 12.8 of the Agreement.

                              BORROWER'S COUNSEL


                              THOMPSON & KNIGHT, P.C.

                              By: /s/ John W. Rain
                                  -----------------
                                  Attorney